Exhibit 99.1

VSE Declares a $0.11 per Share Cash Dividend
Board Authorizes 10% Increase in Payout Rate

Alexandria, Virginia, May 7, 2015 - VSE Corporation (Nasdaq: VSEC) reported today that the Company's Board of Directors has declared a quarterly dividend of $0.11 per share, an increase of 10%, for an annual payout rate $0.44 per share. The dividend will be paid on August 5, 2015, to stockholders of record as of July 22, 2015.
"We have paid a cash dividend to our shareholders every year since 1973, and this declaration marks the twelfth consecutive year we have provided shareholders with a dividend increase," VSE CEO, Maurice "Mo" Gauthier said. "This increase reflects our commitment to shareholder value and confidence in the future the company."
The payment and amount of future dividends is subject to authorization by the Board of Directors, and will depend on current conditions, including the Company's earnings, financial condition, working capital requirements, and other factors.

About VSE
Established in 1959, VSE is a diversified sustainment and services company with experience in solving issues of global significance with integrity, agility, and value. VSE is dedicated to making our federal and commercial clients successful by delivering innovative solutions for vehicle, ship, and aircraft sustainment, supply chain management, platform modernization, mission enhancement, program management, energy, IT, and consulting services. For additional information regarding VSE services and products, please see the Company's web site at www.vsecorp.com or contact Christine Kaineg, VSE Investor Relations, at (703) 329-3263.

VSE encourages investors and others to review the detailed reporting and disclosures contained in VSE's public filings with the SEC for further information and analysis of VSE's financial condition and results of operations. The public filings include additional discussion about the status of specific customer programs and contract awards, risks, revenue sources and funding, dependence on material customers, and management's discussion of short and long term business challenges and opportunities.

Safe Harbor
This news release contains statements that to the extent they are not recitations of historical fact, constitute "forward looking statements" under federal securities laws. All such statements are intended to be subject to the safe harbor protection provided by applicable securities laws. For discussions identifying some important factors that could cause actual VSE results to differ materially from those anticipated in the forward looking statements in this news release, see VSE's public filings with the SEC, including VSE's Annual Report on Form 10-K for the year ended December 31, 2014 and subsequent reports filed with the SEC.

VSE Financial News Contact: Christine Kaineg -- (703) 329-3263.